Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 4, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of the Holland Balanced Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York
January 23, 1997